

                                                              ALLEGHENY POWER SYSTEM, INC.
                                                                   CASH REQUIREMENTS
                                                                   ($ in millions)


                                                                         2002
                                           JAN   FEB   MAR   APR    MAY  JUNE  JULY   AUG  SEPT   OCT   NOV   DEC
REQUIREMENTS:

 Loan to Subsidiary                       0.10  0.10  1.50  0.10   0.10  1.55  0.10  0.10  1.50  0.10  0.10  1.55

 Investment in Subsidiaries               0.00  0.00  0.00  0.00   0.00  0.00  0.00  0.00  0.00  0.00  0.00  0.00

 Expenses (Incl. Interest)                0.70  0.70  0.70  0.70   0.70  0.70  0.70  0.70  0.70  0.70  0.70  0.70

 Executive Funding                        0.00  0.00  0.00  0.00   0.00  0.00  0.00  0.00  0.00  0.00  0.00 18.00

      Total Requirements                  0.80  0.80  2.20  0.80   0.80  2.25  0.80  0.80  2.20  0.80  0.80 20.25

SOURCES OF CASH:

 Proceeds from sale of
  Common Stock                            0.00  0.00  0.00  0.00   0.00  0.00  0.00  0.00  0.00  0.00  0.00  0.00

 Repayment of Interest & Misc.
  Expense from Subsidiary                 0.00  0.00  3.50  0.00   0.00  3.50  0.00  0.00  3.50  0.00  0.00  3.50

 Internally Generated
  Funds                                   0.00  0.00  0.00  0.00   0.00  0.00  0.00  0.00  0.00  0.00  0.00  0.00

      Total Sources of Cash               0.00  0.00  3.50  0.00   0.00  3.50  0.00  0.00  3.50  0.00  0.00  3.50


SHORT-TERM DEBT
  (INVESTMENT):

 Balance, Beg. of Period                 201.85202.65203.45202.15202.95 203.75202.50203.30204.10202.80203.60204.40

 Additional STD Required                  0.80  0.80 -1.30  0.80   0.80 -1.25  0.80  0.80 -1.30  0.80  0.80 16.75

 Balance, End of Period                  202.65203.45202.15202.95203.75 202.50203.30204.10202.80203.60204.40221.15

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                       ASSUMPTIONS FOR ALLEGHENY POWER SYSTEM, INC.

- market purchase of stock for DRISP and ESOP per quarter instead of new issue.

- $18 million in executive benefits funding yearly.

- loans to subsidiaries will continue.

- subsidiaries will pay interest and miscellaneous expenses.